Exhibit 99.1

Financial Report April – June 2017

Meeting margin guidance despite flat LVP

(Stockholm, Sweden, July 21, 2017) – For the three-month period ended June 30, 2017, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported consolidated sales of $2,545 million. Quarterly organic sales* grew by 0.2%. The reported operating margin was 8.5% while the adjusted operating margin* was 8.4% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for quarterly organic sales to increase by “around 2%” and an adjusted operating margin of “around 8.5%”. The lower than expected organic sales growth reflects lower customer call-offs due to lower than expected light vehicle production in China and North America.

For the third quarter of 2017, the Company expects organic sales to increase in the range of 0-2% and an adjusted operating margin in the 7.5-8.0% range. The indication for the full year remains unchanged for adjusted operating margin at around 8.5% and consolidated sales growth at around 3% while we now expect an organic sales growth of around 2%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q2 2017	Q2 2016	Change
Net sales	$2,544.9	$2,578.5	(1.3)%
Operating income	$216.4	$212.7	1.7%
Operating margin	8.5%	8.2%	0.3pp
Adjusted operating margin1)	8.4%	8.6%	(0.2)pp
Earnings per share, diluted2, 3)	$1.47	$1.68	(12.5)%
Adjusted earnings per share, diluted1, 2, 3)	$1.44	$1.75	(17.7)%
Operating cash flow	$179.4	$102.6	74.9%

1) Excluding costs for capacity alignments and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Jan Carlson, Chairman, President & CEO

“I am pleased that we continue to execute well in Passive Safety and that proactive adjustments to a weaker market in China and North America helped the segment generate another quarter of double digit operating margin, despite continued elevated investments for growth. We managed another quarter with good operating efficiency, and our strong gross margin performance enabled us to meet our adjusted operating margin* expectation although the organic sales growth* was slightly below our expectation due to lower light vehicle production in China and North America. Order intake continued on a high level in Passive Safety in the quarter.

We accelerated our efforts to strengthen our foundation in Electronics to capture growth opportunities through the strategic agreements we announced in June and July. The agreements with NVIDIA and Velodyne further improve our capabilities in developing next generation self-driving technologies by accessing NVIDIA’s AI car computing platform and Velodyne’s LiDAR sensing technology while our investment in Autotech provides effective scouting of new technologies in autonomous driving. Electronics booked a handful of smaller orders in Active Safety in the quarter, including one new customer and one vision order.

To meet the strong momentum in Passive Safety and Electronics, we continue to invest in competence and capacity, and in the ongoing competition for engineering talent, we have been able to exceed our target of recruiting 1,000 engineers between July 2016 and June 2017. Combined with the formation of the Zenuity joint venture in April and the strategic agreements announced since then, we are continuously strengthening our ability to win new business.

We carefully monitor the readiness level for the upcoming increase in new vehicle launches and I am pleased that they are on track. We still see high light vehicle inventories, slow sales momentum and continued uncertainty in China and North America and we expect organic sales growth in the range of 0-2% for the third quarter.

Staying focused on quality, innovation and product robustness is more important than ever as we execute on accelerating business volumes and new opportunities, which we will elaborate on at our Capital Markets Day on September 14, 2017.”

An earnings conference call will be held at 2:00 p.m. (CET) today, July 21. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 Report - 2017	2nd Quarter

Outlook

Mainly based on our customer call-offs, we expect organic sales for the third quarter of 2017 to increase in the range of 0-2% compared to the same quarter of 2016. Effects from currency translations are expected to be negligible, resulting in a consolidated sales growth in the range of 0-2%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be in the 7.5-8.0% range.

The expectation for the full year 2017 adjusted operating margin remains around 8.5%, excluding costs for capacity alignments and antitrust related matters. The indication for the full year organic sales growth is now around 2%, which is lower than the previous indication of around 4%. Currency translations and M&A activities are expected to have a combined positive effect of around 1%, resulting in a consolidated sales increase of around 3%.

The projected tax rate, excluding any discrete items, for the full year 2017, is expected to be around 30% and is subject to change due to any discrete or nonrecurring events that may occur.

We expect the operational cash flow for the full year 2017 to remain strong and to be more than $0.8 billion, excluding antitrust related matters and any other discrete items. Supporting our growth strategy, capital expenditures are expected to be in the range of 5-6% of sales for the full year, while R,D&E investments, net are expected to be above 7.0% of sales for the full year, an increase from our previous indication of “high end of 6.5-7.0% range”.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Second Quarter Financial Highlights

Consolidated net sales decreased by 1.3% compared to the same quarter of 2016 with an organic growth* of 0.2% and negative currency translation of 1.5%. All regions except Americas grew organically, with Japan and India as key drivers while North America’s sales declined 6.3% organically*. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, decreased by 20bps to 8.4%, compared to the same quarter of 2016, as the effects of planned higher investments for growth, primarily in R,D&E, net, was not fully offset by improved operating performance and favorable currency effects. EPS, diluted, decreased by 13% to $1.47, as compared to the same quarter of 2016, mainly due to negative effects from discrete tax items and higher R,D&E, net, partly offset by positive effects from higher gross profit and capacity alignments and antitrust related matters. Operating cash flow of $179 million was $77 million higher than the same quarter prior year due to reduced working capital driven by favorable timing effects. Net debt* was $587 million, compared to $438 million a year ago. The increase in net debt relates mainly to share repurchases and our investment in Zenuity. The leverage ratio* increased from 0.5x the same quarter 2016 to 0.7x as a result of the higher net debt.

Launches in the 2nd Quarter

Honda Odyssey Passenger airbag, knee airbag, side airbag, inflatable curtain, seatbelt with pretensioner and radar system.	WEY VV7C / VV7S Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtain, seatbelt with pretensioner and safety electronics.	Tesla Model 3 Passenger airbag, side airbag, knee airbag, inflatable curtain and seatbelt with pretensioner.

Kia Stinger Driver airbag, passenger airbag, knee airbag, side airbag, inflatable curtain and safety electronics.	Fiat Argo Driver airbag with steering wheel, passenger airbag and seatbelt with pretensioner.	Ford Fiesta Side airbag and safety electronics.

Subaru XV / Crosstrek Side airbag and seatbelt with pretensioner.	Mercedes S-Class Radar system, mono & stereo camera system, night vision camera, ADAS ECU, active seatbelt with pretensioner, belt-bag and cable cutter.	Volvo XC60 Driver airbag with steering wheel, active seatbelt with pretensioner, cable cutters, child seats and safety electronics.

Q2 Report - 2017	2nd Quarter

Passive Safety

Sales

Change vs. same quarter last year
(Dollars in millions)	Q2 2017	Q2 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$1,316.5	$1,314.6	0.1%	(1.3)%	1.4%
Seatbelt2)	$667.3	$681.8	(2.1)%	(1.7)%	(0.4)%
Intersegment sales	$(0.4)	$(0.3)	-	-	-
Passive Safety sales	$1,983.4	$1,996.1	(0.6)%	(1.4)%	0.8%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales decreased by 0.6% to $1,983 million. Excluding negative currency translation effects, the organic sales growth* was 0.8%, which can be compared to an unchanged LVP according to IHS.

Airbag sales had solid organic growth* from inflatable curtains in China, passenger airbags in Japan and steering wheels in Japan and China. Sales declined organically for inflatable curtains and chest airbags in

Americas, passenger airbags in China and Europe, and steering wheels in Americas.

Seatbelt sales declined organically* in Americas, China and Europe, while it grew organically in Japan and Rest of Asia.

Inflator replacement sales affected the segment’s organic sales growth* positively by around 0.7pp.

Key figures

Change vs. same quarter last year
(Dollars in millions)	Q2 2017	Q2 2016	Change	Organic change*
Passive Safety sales	$1,983.4	$1,996.1	(0.6)%	0.8%
Passive Safety operating income	$208.1	$206.8	0.6%
Passive Safety operating margin	10.5%	10.4%	0.1pp
Passive Safety headcount	62,722	60,767	3.2%

Compared to the same period last year, the operating income improved slightly despite higher investments in R,D&E, net, as well as other costs supporting the near term growth, and increased raw material costs. These cost increases were more than offset by less net impact from capacity alignments and antitrust related matters as well as from improved operational efficiencies.

In focus

Passive Safety has successfully focused on improving operational performance, with increased efficiency in several areas, including production, engineering and logistics. This focus continues and includes our work with the wave of new launches that begins towards the end of this year.

Passive Safety managed to record another quarter with double digit margins, despite continued high costs for growth. We still expect the costs for growth relative to sales to be close to its peak.

We have made proactive adjustments to adapt to softer markets with lower LVP in China and North America, and further changes may be made, if necessary.

More resources are being applied to prepare for the increase in launches that are scheduled towards the end of the year and into 2018. We are making every effort to ensure that these projects remain on track to be launched on time and within targeted cost and quality parameters aiming at delivering a cost effective sales growth that outpaces the light vehicle production.

Q2 Report - 2017	2nd Quarter

Electronics

Sales

Change vs. same quarter last year
(Dollars in millions)	Q2 2017	Q2 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Restraint Control and Sensing2)	$247.7	$262.8	(5.8)%	(1.1)%	(4.7)%
Active Safety	$191.2	$185.9	2.8%	(3.2)%	6.0%
Brake Systems	$122.2	$133.4	(8.3)%	(1.8)%	(6.5)%
Intersegment sales	$17.8	$15.7	-	-	-
Electronics sales	$578.9	$597.8	(3.2)%	(2.0)%	(1.2)%
1) Effects from currency translations. 2) Including Corporate and other sales

Consolidated Electronics segment sales decreased by 3.2% to $579 million compared to the same quarter 2016. Excluding negative currency translation effects, the organic sales decline* was 1.2%.

Restraint Control and Sensing sales (mainly airbag control modules and remote sensing units) declined organically* largely due to Mazda in Japan, Ford and Hyundai in Americas and Opel and Land Rover in Europe, partly offset by increases for Nissan and Geely in China.

The organic sales increase* for Active Safety (mainly automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was positively impacted by double-digit organic sales growth* of radar and camera systems (especially due to models from Honda, Mercedes and FCA) and negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of our internally developed brake control system in China.

Brake Systems organic sales* was adversely affected by model changes, notably Honda CR-V, and a reclassification of certain revenues from gross to net basis, as outlined in Autoliv’s Financial Report for October – December 2016.

Key Figures

Change vs. same quarter last year
(Dollars in millions)	Q2 2017	Q2 2016	Change	Organic change*
Electronics sales	$578.9	$597.8	(3.2)%	(1.2)%
Electronics operating income	$10.9	$14.9	(26.8)%
Electronics operating margin	1.9%	2.5%	(0.6)pp
Electronics headcount	7,102	6,335	12.1%

The operating margin declined primarily due to significantly higher investments in R,D&E, net,

supporting long term growth. Headcount increased by 767.

In focus

Following the launch of the Zenuity joint venture in April, Electronics has further strengthened its position. Under the agreement with Velodyne, Autoliv will develop and market a scalable and auto-grade LiDAR sensor using Velodyne’s core 3D software technology and proprietary LiDAR ASIC engine. We see material business opportunities in LiDAR, including Robo-Taxis.

As part of the co-operation with NVIDIA, Autoliv, Volvo Cars and Zenuity will use NVIDIA’s AI computing platform as the foundation for advanced software development for next generation self-driving car technologies.

Complementing our innovation strategy, we made an investment commitment in Autotech Ventures as one way of staying at the forefront of emerging trends and provide opportunities to capitalize on external innovations, including autonomous driving. In the quarter, Electronics booked a handful of small orders in Active Safety with Asian and Western OEMs, including one new customer and one vision order. The larger active safety orders we target in 2017 are towards the end of the year, most likely in the fourth quarter and we are therefore so far in 2017 on a lower order intake level than what we recorded in 2016.

Adapting to fast changing technologies and customer demands, we continue to invest in technology competence, and our R,D&E headcount has increased by more than 700 the past year. We are thereby well prepared to support our customers in the ongoing race towards the world’s first autonomous driving car.

Q2 Report - 2017	2nd Quarter

Sales by Region

Change vs. same quarter last year		Sales (MUSD)	Reported (U.S. GAAP)	Currency effects1)	Organic change*

Asia		$898.0	3.4%	(2.2)%	5.6%
Whereof:	China	$399.2	(2.8)%	(4.6)%	1.8%
	Japan	$247.8	7.8%	(3.0)%	10.8%
	Rest of Asia	$251.0	10.1%	2.9%	7.2%
Americas		$826.5	(5.6)%	(0.3)%	(5.3)%
Europe		$820.4	(1.7)%	(2.2)%	0.5%
Global		$2,544.9	(1.3)%	(1.5)%	0.2%
1) Effects from currency translations.

The organic sales growth* of 0.2% in the quarter was mainly driven by the organic growth in Japan, India, South America and China. The inflator replacement sales impacted organic growth positively by about 0.6pp. Light vehicle production was flat, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the global OEMs, primarily Mercedes and Nissan as well as inflator replacement sales, partly offset by lower sales to Hyundai/Kia and PSA. Organic sales to the domestic OEMs was flat, with higher sales to Geely and GAC, offset mainly by declines with Great Wall, Haima and FAW.

Organic sales growth* from Autoliv’s companies in Japan was driven by the Japanese OEMs, in particular Toyota and Nissan.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Hyundai, Suzuki and Tata. Sales in South Korea grew with Hyundai and Renault.

Sales from Autoliv’s companies in Americas declined organically* by 5.3%. North America declined by more than 6% organically, driven primarily by unfavorable platform shifts with GM and decreased demand from FCA. South America grew organically by 40%, primarily with Fiat, Renault, Chevrolet and Ford.

Despite the adverse effect from fewer working days due to the Easter holiday, Autoliv’s companies in Europe grew organically* by 0.5%. This was mainly driven by Mercedes and Volvo, partly offset by lower sales to Opel and BMW.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Jul 17, 2017, Q2 outcome	(1.2)%	10.6%	0.6%	(0.4)%	(3.0)%	0.0%
LVP, IHS Apr 17, 2017, Q2 estimate	3.1%	9.8%	1.2%	0.3%	(2.9)%	1.0%

Q2 Report - 2017	2nd Quarter

Earnings

(Dollars in millions, except per share data)	Q2 2017	Q2 2016	Change
Net Sales	$2,544.9	$2,578.5	(1.3)%
Gross profit	$535.5	$526.5	1.7%
% of sales	21.0%	20.4%	0.6pp
S,G&A	$(124.7)	$(120.3)	3.7%
% of sales	(4.9)%	(4.7)%	(0.2)pp
R,D&E net	$(195.5)	$(176.4)	10.8%
% of sales	(7.7)%	(6.8)%	(0.9)pp
Amortization of intangibles	$(7.4)	$(11.9)	(37.8)%
% of sales	(0.3)%	(0.5)%	0.2pp
Other income (expense), net	$8.5	$(5.2)	n.m.
% of sales	0.3%	(0.2)%	0.5pp
Operating income	$216.4	$212.7	1.7%
% of sales	8.5%	8.2%	0.3pp
Adjusted operating income1)	$212.9	$220.5	(3.4)%
% of sales	8.4%	8.6%	(0.2)pp
Income before taxes	$190.2	$200.4	(5.1)%
Tax rate	32.6%	25.9%	6.7pp
Net income	$128.3	$148.4	(13.5)%
Net income attributable to controlling interest	$129.8	$148.4	(12.5)%
Earnings per share, diluted2, 3)	$1.47	$1.68	(12.5)%
Adjusted earnings per share, diluted1, 2, 3)	$1.44	$1.75	(17.7)%

1) Excluding costs for capacity alignments and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the second quarter of 2017 was $9 million higher than in the same quarter of 2016. The gross margin improved by 0.6pp to 21.0%, from 20.4% in the same quarter of 2016, mainly as a result of improved operational performance and favorable currency effects. This was partly offset by costs related to the investments for capacity and growth as well as negative impact from raw material prices.

Research, Development & Engineering (R,D&E) expenses net, in support of our growth strategy, increased by $19 million compared to the same quarter in the prior year as we continued to invest in technology competence and capacity. The decrease in amortization expense is driven by the M/A-COM impairment reported in our first quarter 2017 report, which reduced the ongoing amortization, and the finalization of the ANBS purchase price allocation, which resulted in more of the value being allocated to non-amortizable goodwill.

Other income (expense), net, includes mainly positive impacts from provision reserve reversals, compared to same period prior year, which consisted primarily of costs for capacity alignments and antitrust related matters.

Operating income increased by $4 million to $216 million, corresponding to a reported operating margin of 8.5% of sales, compared to 8.2% of sales in the same quarter of 2016. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, was 8.4% of sales compared to 8.6% of sales for the same period in 2016. The decrease was mainly driven by the planned higher investments for growth, primarily in R,D&E, net, which more than offset the positive effects from improved gross margin and lower amortization of intangibles.

Income before taxes decreased by $10 million compared to the same quarter of the previous year, driven primarily by our share of the equity method loss in Zenuity of about negative $8 million as well as unfavorable non-operating currency effects offset by higher operating income. Net income attributable to controlling interest was $130 million, a decrease of $19 million from the second quarter of 2016.

The effective tax rate in the second quarter of 2017 was 32.6% compared to 25.9% in the same quarter of 2016. Discrete tax items, net had an unfavorable impact of 7.8pp whereas in the same quarter of 2016 discrete tax items, net had a favorable impact of 1.2pp. The tax rate in the second quarter of 2017 was negatively impacted by recording valuation allowances on specific deferred tax assets compared to the second quarter of 2016.

Earnings per share (EPS) assuming dilution decreased by 13% to $1.47 compared to $1.68 for the same period one year ago. The main negative items affecting EPS were 19 cents from discrete tax items, net, 6 cents from equity method investments, 5 cents from currency translation and 2 cents from lower adjusted operating income*. This was partly offset by 11 cents from capacity alignments and antitrust related matters. The adjusted EPS* assuming dilution was $1.44 compared to $1.75 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.1 million compared to 88.4 million in the second quarter of 2016.

Q2 Report - 2017	2nd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $179 million compared to $103 million in the same quarter of 2016. The increase was primarily related to the decrease in working capital due to favorable timing effects.

Cash flow before financing* was negative $71 million, primarily driven by our investment in Zenuity, compared to negative $28 million during the same quarter of 2016. Capital expenditures, net, of $138 million were $39 million more than depreciation and amortization expense during the quarter and $9 million more than capital expenditures, net during the second quarter of 2016.

Working capital decreased to 14% of sales from 17% of sales on June 30, 2016 and operating working capital* as a percentage of sales was 7.3%, up from 7.1% on June 30, 2016. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 75 days outstanding, compared to 70 days outstanding on December 31, 2016 and 75 days outstanding on June 30, 2016. Days inventory outstanding was 32 days, compared to 31 days on December 31, 2016 and 30 days on June 30, 2016.

The Company’s net debt position* increased by $275 million during the quarter to $587 million at June 30, 2017, mainly due to share repurchases and our investment in Zenuity. Gross interest-bearing debt decreased during the quarter by $37 million to $1,512 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2017, the Company had a leverage ratio of 0.7x.

During the quarter, total equity increased by $5 million to $4,112 million, mainly due to $128 million from net income and positive currency translations of $86 million. The increase was partly offset by $157 million from share repurchases and $53 million in dividends. Total parent shareholders’ equity was $3,860 million corresponding to $44.42 per share.

Headcount

	June 30, 2017	March 31, 2017	June 30, 2016
Headcount	70,225	70,580	67,465
Whereof: Direct workers in manufacturing	67%	67%	69%
Best Cost Countries	74%	75%	74%
Temporary personnel	13%	13%	11%

Compared to March 31, 2017, total headcount (permanent employees and temporary personnel) decreased by 355, despite increasing by 343 in R,D&E.

Compared to a year ago, headcount increased by 2,760, about half of the increase in R,D&E.

Q2 Report - 2017	First Six Months

Financial Highlights First Six Months 2017

Consolidated net sales increased by 2.9% compared to the same period of 2016 with an organic growth* of 2.3%, positive acquisition effects of 2.4% and negative currency translation of around 1.8%. All regions except Americas grew organically, with Europe, Japan and India as key drivers while North America’s sales declined 2.8% organically*. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, decreased by 40bps to 8.4%, compared to the same period in 2016, as the effects of planned higher investments for growth, primarily in R,D&E, net, was not fully offset by higher sales, improved operational performance and favorable currency effects. EPS, diluted, decreased by 3% to $3.10, as compared to the same period 2016. Operating cash flow of $329 million was $26 million higher than the same period last year due to lower working capital driven by favorable timing effects. Net debt* was $587 million, compared to $438 million a year ago and $313 million at year-end 2016. The main reason for the increase in net debt in 2017 is the share repurchases and our investment in Zenuity. The leverage ratio* increased from 0.4x on December 31, 2016, to 0.7x due to the increased net debt.

Passive Safety First Six Months 2017

Sales

Year over year change
(Dollars in millions)	First 6 months 2017	First 6 months 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$2,670.8	$2,639.4	1.2%	(1.5)%	2.7%
Seatbelt2)	$1,354.4	$1,345.9	0.6%	(2.2)%	2.8%
Intersegment sales	$(1.6)	$(0.5)	-	-	-
Passive Safety sales	$4,023.6	$3,984.8	1.0%	(1.7)%	2.7%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 1.0% to $4,024 million. Excluding negative currency translation effects, the organic sales growth* was 2.7%.

Airbag sales had solid organic growth* in the first six months in Asia, especially in Japan, China and India. Also Europe and South America showed organic growth, while North American sales declined organically.

Seatbelt sales organic growth* in the first six months came mainly from Europe and Japan while organic sales in North America, South Korea and China declined slightly.

Inflator replacement sales affected the segment’s organic sales growth* for the first six months positively by around 0.2pp.

Key figures

Year over year change
(Dollars in millions)	First 6 months 2017	First 6 months 2016	Change	Organic change*
Segment sales	$4,023.6	$3,984.8	1.0%	2.7%
Segment operating income	$413.0	$398.4	3.7%
Segment operating margin	10.3%	10.0%	0.3pp
Passive Safety headcount	62,722	60,767	3.2%

Compared to the same period last year, the operating income was positively impacted by higher sales and lower costs for capacity alignments while higher investments in R,D&E, net, as well as other costs supporting near term growth, and increased raw material costs had a negative effect. Despite this, the operating margin reached 10.3%.

Q2 Report - 2017	First Six Months

Electronics First Six Months 2017

Sales

Year over year change
(Dollars in millions)	First 6 months 2017	First 6 months 2016	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Restraint Control and Sensing2)	$502.4	$513.4	(2.1)%	-	(1.0)%	(1.1)%
Active Safety	$382.7	$376.4	1.7%	-	(3.0)%	4.7%
Brake Systems	$242.7	$133.4	82.0%	90.3%	(1.8)%	(6.5)%
Intersegment sales	$34.4	$31.0	-	-	-	-
Electronics sales	$1,162.2	$1,054.2	10.2%	11.6%	(2.0)%	0.6%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Electronics segment sales increased for the first six months of 2017 by 10.2% to $1,162 million compared to the same period 2016. Excluding acquisition effects and negative currency translation effects, the organic sales growth* was 0.6%.

Restraint Control and Sensing organic sales* (mainly airbag control modules and remote sensing units) declined in Japan and North America but increased in China, South Korea and India.

The organic sales increase* for Active Safety (mainly automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was positively impacted by double-digit organic sales growth of radar and camera systems, and negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of our internally developed brake control system in China.

Brake Systems organic sales* was adversely affected by model changes, notably Honda CR-V, and a reclassification of certain revenues from gross to net basis, as outlined in Autoliv’s Financial Report for October – December 2016.

Key Figures

Year over year change
(Dollars in millions)	First 6 months 2017	First 6 months 2016	Change	Organic change*
Segment sales	$1,162.2	$1,054.2	10.2%	0.6%
Segment operating income	$24.5	$26.7	(8.2)%
Segment operating margin	2.1%	2.5%	(0.4)pp
Electronics headcount	7,102	6,335	12.1%

The operating margin declined primarily due to higher investments in R,D&E, net, and the consolidation of the ANBS joint venture, which was included for the full six months of 2017 versus only three months of 2016 first half year. Headcount increased by 767 compared to the same period last year, of which virtually all were within R,D&E.

Q2 Report - 2017	First Six Months

Sales by Region First Six Months 2017

Year over year change
(Dollars in millions)		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$1,814.0	8.0%	5.0%	(1.7)%	4.7%
Whereof:	China	$822.7	1.9%	4.5%	(4.8)%	2.2%
	Japan	$509.4	19.0%	11.2%	(1.2)%	9.0%
	Rest of Asia	$481.9	8.3%	-	3.1%	5.2%
Americas		$1,690.1	(0.7)%	2.1%	(0.8)%	(2.0)%
Europe		$1,648.9	1.4%	-	(2.8)%	4.2%
Global		$5,153.0	2.9%	2.4%	(1.8)%	2.3%
1) Effects from currency translations.

The organic sales growth* of 2.3% in the first six months of 2017 was mainly driven by the organic growth in Europe, Japan and India. The inflator replacement sales impacted organic growth positively by less than 0.2pp. Light vehicle production grew by 2.8%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the global OEMs, primarily Mercedes and Renault/Nissan, partly offset by Hyundai/Kia. Organic sales to the domestic OEMs declined slightly, primarily caused by lower sales to Baojun which was partly offset by strong sales to models from Geely and GAC.

Organic sales growth* from Autoliv’s companies in Japan was driven by the Japanese OEMs, in particular Toyota, Mitsubishi and Nissan. Offsetting effects are seen with decreasing inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Hyundai and Suzuki. Sales in South Korea increased slightly, driven by Hyundai and Renault.

Sales from Autoliv’s companies in Americas declined organically* by 2.0%. North America declined close to 3% organically, driven primarily by D-3, especially GM and Ford. South America grew organically by 38%, primarily with Fiat, Chevrolet and Renault. Inflator replacement sales contributed positively by 0.6pp to organic growth.

The 4.2% organic sales growth* in the period from Autoliv’s companies in Europe was mainly driven by Mercedes, Volvo and Active Safety products. Offsetting effects were mainly seen with Opel, PSA and BMW.

Light Vehicle Production Development First Six Months 2017

Change vs. same period last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Jul 17, 2017, H1	3.0%	8.6%	1.6%	1.3%	1.3%	2.8%

Q2 Report - 2017	First Six Months

Earnings

(Dollars in millions, except per share data)	First 6 months 2017	First 6 months 2016	Change
Net Sales	$5,153.0	$5,008.5	2.9%
Gross profit	$1,078.0	$1,027.5	4.9%
% of sales	20.9%	20.5%	0.4pp
S,G&A	$(245.0)	$(233.4)	5.0%
% of sales	(4.8)%	(4.7)%	(0.1)pp
R,D&E net	$(388.2)	$(335.2)	15.8%
% of sales	(7.5)%	(6.7)%	(0.8)pp
Amortization of intangibles	$(29.2)	$(19.8)	47.5%
% of sales	(0.6)%	(0.4)%	(0.2)pp
Other income (expense), net	$18.4	$(21.2)	n.m.
% of sales	0.4%	(0.4)%	0.8pp
Operating income	$434.0	$417.9	3.9%
% of sales	8.4%	8.3%	0.1pp
Adjusted operating income1)	$433.2	$442.6	(2.1)%
% of sales	8.4%	8.8%	(0.4)pp
Income before taxes	$384.6	$390.7	(1.6)%
Tax rate	29.7%	27.8%	1.9pp
Net income	$270.4	$281.9	(4.1)%
Net income attributable to controlling interest	$273.7	$281.6	(2.8)%
Earnings per share, diluted2, 3)	$3.10	$3.19	(2.8)%
Adjusted earnings per share, diluted1, 2, 3)	$3.09	$3.41	(9.4)%

1) Excluding costs for capacity alignments and antitrust matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first six months of 2017 increased by $51 million, mainly a result of higher sales. The gross margin increased by 0.4pp compared to the same period in 2016, mainly as a result of higher organic sales*, improved operational performance and favorable currency effects. These positive effects were partly offset by costs related to the investments for capacity and growth as well as negative impact from raw material prices.

Selling, General and Administrative (S,G&A) expenses increased approximately in line with sales. Because we continued to invest in technology competence and capacity, Research, Development & Engineering (R,D&E) expenses, net increased by $53 million, or 16%, compared to the same period prior year, amounting to 7.5% of sales compared to 6.7% of sales in the same period in 2016. The increase in amortization expense is driven by the M/A-COM impairment.

Other income (expense), net in 2017 was positively impacted by a reduced earn-out liability and provision reserve reversals, compared to the same period prior year consisting primarily of capacity alignment charges and antitrust related matters.

Operating income increased by $16 million to $434 million, or 8.4% of sales, for the first half of the year, an increase of 0.1pp compared to the same period in the prior year. Adjusted operating margin*, excluding costs for capacity alignments and antitrust matters, was 8.4% of sales compared to 8.8% of sales for the same period in 2016. The positive effect from the improved gross margin was more than offset by the planned higher investments, mainly related to R,D&E, net, and capacity to support the future growth.

Income before taxes decreased by $6 million compared to the same period the previous year, primarily due to our share of the equity method loss in Zenuity and unfavorable non-operating currency effects partly offset by higher operating income. Net income attributable to controlling interest was $274 million, a decrease of $8 million from the same period 2016.

The effective tax rate in the first six months of 2017 was 29.7% compared to 27.8% in the same period in 2016. Discrete tax items, net had an unfavorable impact of 3.7pp whereas in the same period of 2016 discrete tax items, net had an unfavorable impact of 0.2pp. The tax rate in the first six months 2017 was negatively impacted by recording valuation allowances on specific deferred tax assets compared to the same period of 2016.

Q2 Report - 2017	First Six Months

Earnings per share (EPS) assuming dilution decreased by 3% to $3.10 compared to $3.19 for the same period one year ago. The main negative items affecting EPS were 15 cents from discrete tax items, net, 10 cents from currency translation, and 6 cents from equity method investments. This was partly offset by 24 cents from capacity alignment and antitrust related matters. The adjusted EPS*

assuming dilution was $3.09 compared to $3.41 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.3 million compared to 88.4 million in the first six months 2016.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $329 million compared to $303 million in the first six months 2016. The increase was primarily related to the decrease in working capital.

Cash flow before financing* was negative $43 million compared to negative $146 million during the same period 2016, mainly due to the ANBS acquisition in 2016. Capital expenditures, net, of $260 million were $45 million more than depreciation and amortization expense during the first six months 2017 and $39 million more than capital expenditures, net during the first six months 2016.

The Company’s net debt position* increased by $273 million to $587 million compared to December 31, 2016, mainly due to share repurchases and our investment in Zenuity. Gross interest-bearing debt decreased by $31 million to $1,512 million compared to December 31, 2016.

For the first six months, total equity increased by $186 million to $4,112 million, mainly due to $270 million from net income and positive currency translations of $174 million. The increase was partly offset by share repurchases of $157 million and $106 million in dividends. Total parent shareholders’ equity was $3,860 million corresponding to $44.42 per share.

Q2 Report - 2017	2nd Quarter

Other Items

•

On May 5, 2017, Autoliv announced it was honored with a 2016 FCA US LLC (Fiat-Chrysler) Supplier of the Year award in the Electrical category. The Supplier of the Year awards recognize companies that have shown an extraordinary commitment to innovation, quality, cost, delivery and the FCA Foundational Principles.

•

On June 5, 2017, Autoliv announced that Ola Boström, VP Research, was honored with the US Government’s Award for Safety Engineering Excellence. Ola Boström receives the award in recognition of and appreciation for his exceptional scientific research, which started with neck injuries. His finding has become an important criterion to be used in research, development, and validation work, and is also used in the Euro NCAP rating program.

•

On June 27, 2017, Autoliv and Volvo Cars announced that they, with Zenuity, are teaming up with NVIDIA to develop advanced systems and software for self-driving cars. The target is to bring level 4 autonomous driving to the market by 2021. As part of the agreement, Autoliv, Volvo and Zenuity will use NVIDIA’s AI car computing platform as the foundation for their own advanced software development.

•	On June 30, 2017, to complement its innovation strategy, Autoliv announced a $15 million investment commitment in Autotech Ventures, the digital ground transport venture capital fund. This investment is one way Autoliv intends to stay in the forefront of emerging trends and provide opportunities to capitalize on external innovations. The Autotech Ventures fund is a way to review a high number of innovative startup companies, particularly in the areas of automation and autonomous driving.

•

On July 3, 2017, Autoliv announced the signing of an agreement with Velodyne LiDAR, Inc., the leading supplier of LiDAR technology, to commercialize LiDAR, a critical sensor for autonomous cars. Velodyne will support Autoliv in the development of an automotive grade LiDAR. The first applications will be in the Robo-Taxi segment.

•

In the second quarter 2017, Autoliv repurchased 1,438,472 shares at an average price of $109.1 per share, totaling $157 million. This was the first time since March 2015 that Autoliv repurchased shares under its buyback program. On June 30, 2017, approximately 3.0 million shares remained of the buyback mandate.

•

Autoliv extended the maturity date of its $1.1 billion revolving credit facility (RCF) from July 2021 to July 2022 with unchanged terms and conditions. This was the first extension option included in the RCF agreement signed in July 2016.

Dividends

On May 9, 2017, the Company declared a quarterly dividend to shareholders of 60 cents per share for the third quarter 2017, with the following payment schedule:

Ex-date (common stock)	August 21, 2017
Ex-date (SDRs)	August 22, 2017
Record Date	August 23, 2017
Payment Date	September 7, 2017

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2017 on Thursday, October 26, 2017.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Inquiries: Media

Thomas Jönsson

Group Vice President Corporate Communications

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 21, 2017.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 Report - 2017	2nd Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q2 Report - 2017

Key Ratios

	Quarter April - June		First 6 months		Latest 12	Full Year
	2017	2016	2017	2016	months	2016
Earnings per share, basic1)	$1.48	$1.68	$3.11	$3.19	$6.34	$6.43
Earnings per share, diluted1, 2)	$1.47	$1.68	$3.10	$3.19	$6.33	$6.42
Total parent shareholders’ equity per share	$44.42	$41.69	$44.42	$41.69	$44.42	$41.69
Cash dividend paid per share	$0.60	$0.58	$1.18	$1.14	$2.34	$2.30
Operating working capital, $ in millions3)	742	685	742	685	742	579
Capital employed, $ in millions4)	4,699	4,390	4,699	4,390	4,699	4,240
Net debt, $ in millions3)	587	438	587	438	587	313
Net debt to capitalization, %5)	13	10	13	10	13	7
Gross margin, %6)	21.0	20.4	20.9	20.5	20.6	20.4
Operating margin, %7)	8.5	8.2	8.4	8.3	8.5	8.4
Return on total equity, %8)	12.5	15.2	13.4	15.0	13.7	14.6
Return on capital employed, %9)	18.3	19.8	19.2	20.4	19.4	20.3
Average no. of shares in millions2)	88.1	88.4	88.3	88.4	88.4	88.4
No. of shares at period-end in millions10)	86.9	88.2	86.9	88.2	86.9	88.2
No. of employees at period-end11)	61,359	59,748	61,359	59,748	61,359	61,502
Headcount at period-end12)	70,225	67,465	70,225	67,465	70,225	70,293
Days receivables outstanding13)	75	75	73	76	74	74
Days inventory outstanding14)	32	30	31	31	32	33

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Net income relative to average total equity. 9) Operating income and income from equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q2 Report - 2017

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Quarter April - June		First 6 months		Latest 12	Full Year
(Unaudited)	2017	2016	2017	2016	months	2016
Net sales
Airbag products1)	$1,316.5	$1,314.6	$2,670.8	$2,639.4	$5,287.2	$5,255.8
Seatbelt products1)	667.3	681.8	1,354.4	1,345.9	2,673.7	2,665.2
Restraint control and sensing systems1)	247.7	262.8	502.4	513.4	1,020.0	1,031.0
Active safety products	191.2	185.9	382.7	376.4	744.9	738.6
Brake systems	122.2	133.4	242.7	133.4	492.3	383.0
Total net sales	$2,544.9	$2,578.5	$5,153.0	$5,008.5	$10,218.1	$10,073.6

Cost of sales	(2,009.4)	(2,052.0)	(4,075.0)	(3,981.0)	(8,110.6)	(8,016.6)
Gross profit	$535.5	$526.5	$1,078.0	$1,027.5	$2,107.5	$2,057.0

Selling, general & administrative expenses	(124.7)	(120.3)	(245.0)	(233.4)	(487.7)	(476.1)
Research, development & engineering expenses, net	(195.5)	(176.4)	(388.2)	(335.2)	(704.0)	(651.0)
Amortization of intangibles	(7.4)	(11.9)	(29.2)	(19.8)	(53.1)	(43.7)
Other income (expense), net	8.5	(5.2)	18.4	(21.2)	1.1	(38.5)
Operating income	$216.4	$212.7	$434.0	$417.9	$863.8	$847.7

Income (loss) from equity method investments	(7.6)	0.1	(7.1)	0.7	(5.2)	2.6
Interest income	1.8	0.9	3.8	2.1	6.2	4.5
Interest expense	(15.1)	(15.6)	(31.3)	(31.1)	(62.6)	(62.4)
Other non-operating items, net	(5.3)	2.3	(14.8)	1.1	(4.5)	11.4
Income before income taxes	$190.2	$200.4	$384.6	$390.7	$797.7	$803.8

Income taxes	(61.9)	(52.0)	(114.2)	(108.8)	(247.6)	(242.2)
Net income	$128.3	$148.4	$270.4	$281.9	$550.1	$561.6

Less; Net income (loss) attributable to non-controlling interest	(1.5)	0.0	(3.3)	0.3	(9.1)	(5.5)

Net income attributable to controlling interest	$129.8	$148.4	$273.7	$281.6	$559.2	$567.1

Earnings per share2, 3)	$1.47	$1.68	$3.10	$3.19	$6.33	$6.42

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q2 Report - 2017

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions, unaudited)	2017	2017	2016	2016	2016
Assets
Cash & cash equivalents	$922.5	$1,235.2	$1,226.7	$1,182.6	$1,113.1
Receivables, net	2,106.1	2,152.2	1,960.1	1,991.4	2,092.0
Inventories, net	798.5	758.6	773.4	799.2	750.4
Other current assets	220.4	183.0	180.7	172.1	167.0
Total current assets	$4,047.5	$4,329.0	$4,140.9	$4,145.3	$4,122.5

Property, plant & equipment, net	1,812.4	1,724.3	1,658.1	1,675.8	1,616.3
Investments and other non-current assets	506.7	388.3	352.2	345.1	354.2
Goodwill assets	1,901.1	1,895.4	1,870.7	1,891.5	1,894.2
Intangible assets, net	176.0	180.5	212.5	243.5	257.1
Total assets	$8,443.7	$8,517.5	$8,234.4	$8,301.2	$8,244.3

Liabilities and equity
Short-term debt	$189.1	$225.2	$219.8	$73.0	$95.4
Accounts payable	1,193.4	1,217.6	1,196.5	1,191.5	1,281.9
Other current liabilities	1,240.1	1,258.5	1,181.3	1,161.5	1,090.5
Total current liabilities	$2,622.6	$2,701.3	$2,597.6	$2,426.0	$2,467.8

Long-term debt	1,323.1	1,323.7	1,323.6	1,471.8	1,460.0
Pension liability	250.0	246.9	237.5	216.2	216.4
Other non-current liabilities	135.7	138.7	149.3	150.2	147.7
Total non-current liabilities	$1,708.8	$1,709.3	$1,710.4	$1,838.2	$1,824.1

Total parent shareholders’ equity	3,859.7	3,853.7	3,677.2	3,762.7	3,676.8
Non-controlling interest	252.6	253.2	249.2	274.3	275.6
Total equity	$4,112.3	$4,106.9	$3,926.4	$4,037.0	$3,952.4

Total liabilities and equity	$8,443.7	$8,517.5	$8,234.4	$8,301.2	$8,244.3

Q2 Report - 2017

Consolidated Statements of Cash Flow

	Quarter April - June		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2017	2016	2017	2016	months	2016
Net income	$128.3	$148.4	$270.4	$281.9	$550.1	$561.6
Depreciation and amortization	99.6	96.7	214.4	181.8	415.6	383.0
Other, net	9.5	0.2	(16.4)	3.5	(18.3)	1.6
Changes in operating assets and liabilities	(58.0)	(142.7)	(139.8)	(164.1)	(53.5)	(77.8)
Net cash provided by operating activities	$179.4	$102.6	$328.6	$303.1	$893.9	$868.4

Capital expenditures, net	(138.4)	(129.9)	(259.8)	(221.1)	(537.3)	(498.6)
Acquisitions of businesses and other, net	(111.5)	(0.4)	(111.5)	(227.8)	(111.1)	(227.4)
Net cash used in investing activities	$(249.9)	$(130.3)	$(371.3)	$(448.9)	$(648.4)	$(726.0)

Net cash before financing1)	$(70.5)	$(27.7)	$(42.7)	$(145.8)	$245.5	$142.4

Net increase (decrease) in short-term debt	(41.3)	31.0	(36.7)	16.4	(55.8)	(2.7)
Dividends paid	(53.0)	(51.2)	(104.2)	(100.5)	(206.5)	(202.8)
Shares repurchased	(157.0)	–	(157.0)	–	(157.0)	-
Common stock options exercised	0.8	3.9	2.6	4.6	3.9	5.9
Dividend paid to non-controlling interests	–	–	–	(1.7)	–	(1.7)
Other, net	–	0.3	–	0.5	0.6	1.1
Effect of exchange rate changes on cash	8.3	(4.8)	33.8	6.1	(21.3)	(49.0)
Increase (decrease) in cash and cash equivalents	$(312.7)	$(48.5)	$(304.2)	$(220.4)	$(190.6)	$(106.8)
Cash and cash equivalents at period-start	1,235.2	1,161.6	1,226.7	1,333.5	1,113.1	1,333.5
Cash and cash equivalents at period-end	$922.5	$1,113.1	$922.5	$1,113.1	$922.5	$1,226.7
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q2 Report - 2017

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Change vs. same quarter last year
Quarter April - June 2017
		Reported (U.S GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$1.9	(16.4)	$18.3
	%	0.1	(1.3)	1.4
Seatbelt Products2)	$	$(14.5)	(12.0)	$(2.5)
	%	(2.1)	(1.7)	(0.4)
Restraint Control and Sensing	$	$(15.1)	(2.8)	$(12.3)
	%	(5.8)	(1.1)	(4.7)
Active Safety		$$5.3	(5.9)	$11.2
	%	2.8	(3.2)	6.0
Brake Systems	$	$(11.2)	(2.5)	$(8.7)
	%	(8.3)	(1.8)	(6.5)
Total	$	$(33.6)	(39.6)	$6.0
	%	(1.3)	(1.5)	0.2
1) Effects from currency translations. 2) Including Corporate and other sales.

Year over year change
First 6 months January - June 2017
		Reported (U.S GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$31.4	-	(41.0)	$72.4
	%	1.2	-	(1.5)	2.7
Seatbelt Products2)		$$8.5	-	(28.9)	$37.4
	%	0.6	-	(2.2)	2.8
Restraint Control and Sensing	$	$(11.0)	-	(5.3)	$(5.7)
	%	(2.1)	-	(1.0)	(1.1)
Active Safety		$$6.3	-	(11.4)	$17.7
	%	1.7	-	(3.0)	4.7
Brake Systems		$$109.3	120.5	(2.5)	$(8.7)
	%	82.0	90.3	(1.8)	(6.5)
Total		$$144.5	120.5	(89.1)	$113.1
	%	2.9	2.4	(1.8)	2.3
1) Effects from currency translations. 2) Including Corporate and other sales.

Q2 Report - 2017

Sales by Region

Change vs. same quarter last year
Quarter April - June 2017
		Reported (U.S GAAP)	Currency effects1)	Organic change
(Dollars in millions)
China	$	$(11.6)	(18.9)	$7.3
	%	(2.8)	(4.6)	1.8
Japan		$$18.0	(6.9)	$24.9
	%	7.8	(3.0)	10.8
RoA		$$23.1	6.8	$16.3
	%	10.1	2.9	7.2
Americas	$	$(48.9)	(2.1)	$(46.8)
	%	(5.6)	(0.3)	(5.3)
Europe	$	$(14.2)	(18.5)	$4.3
	%	(1.7)	(2.2)	0.5
Total	$	$(33.6)	(39.6)	$6.0
	%	(1.3)	(1.5)	0.2
1) Effects from currency translations.

Year over year change
First 6 months January - June 2017
		Reported (U.S GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
China		$$15.6	36.6	(38.9)	$17.9
	%	1.9	4.5	(4.8)	2.2
Japan		$$81.3	47.8	(4.8)	$38.3
	%	19.0	11.2	(1.2)	9.0
RoA		$$36.8	-	13.5	$23.3
	%	8.3	-	3.1	5.2
Americas	$	$(12.3)	36.1	(14.3)	$(34.1)
	%	(0.7)	2.1	(0.8)	(2.0)
Europe		$$23.1	-	(44.6)	$67.7
	%	1.4	-	(2.8)	4.2
Total		$$144.5	120.5	(89.1)	$113.1
	%	2.9	2.4	(1.8)	2.3
1) Effects from currency translations.

Q2 Report - 2017

Sales by Segment

Change vs. same quarter last year
Quarter April - June 2017
		Reported (U.S GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety	$	$(12.7)	(28.4)	$15.7
	%	(0.6)	(1.4)	0.8
Electronics	$	$(18.9)	(11.6)	$(7.3)
	%	(3.2)	(2.0)	(1.2)
Other and eliminations	$	$(2.0)	0.4	$(2.4)
Total	$	$(33.6)	(39.6)	$6.0
	%	(1.3)	(1.5)	0.2

1) Effects from currency translations.

Year over year change
First 6 months January - June 2017
		Reported (U.S GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$38.9	-	(69.9)	$108.8
	%	1.0	-	(1.7)	2.7
Electronics		$$108.0	121.9	(20.0)	$6.1
	%	10.2	11.6	(2.0)	0.6
Other and eliminations	$	$(2.4)	(1.4)	0.8	$(1.8)
Total		$$144.5	120.5	(89.1)	$113.1
	%	2.9	2.4	(1.8)	2.3
1) Effects from currency translations.

Q2 Report - 2017

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2017	2017	2016	2016	2016
Total current assets	$4,047.5	$4,329.0	$4,140.9	$4,145.3	$4,122.5
Total current liabilities	(2,622.6)	(2,701.3)	(2,597.6)	(2,426.0)	(2,467.8)
Working capital	$1,424.9	$1,627.7	$1,543.3	$1,719.3	$1,654.7
Cash and cash equivalents	(922.5)	(1,235.2)	(1,226.7)	(1,182.6)	(1,113.1)
Short-term debt	189.1	225.2	219.8	73.0	95.4
Derivative asset and liability, current	(2.5)	(4.5)	(8.4)	(3.7)	(3.0)
Dividends payable	52.6	53.0	51.2	51.2	51.2
Operating working capital	$741.6	$666.2	$579.2	$657.2	$685.2

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2017	2017	2016	2016	2016
Short-term debt	$189.1	$225.2	$219.8	$73.0	$95.4
Long-term debt	1,323.1	1,323.7	1,323.6	1,471.8	1,460.0
Total debt	$1,512.2	$1,548.9	$1,543.4	$1,544.8	$1,555.4
Cash and cash equivalents	(922.5)	(1,235.2)	(1,226.7)	(1,182.6)	(1,113.1)
Debt-related derivatives	(3.0)	(1.6)	(3.4)	(2.6)	(4.5)
Net debt	$586.7	$312.1	$313.3	$359.6	$437.8

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	June 30	December 31	June 30
(Dollars in millions)	2017	2016	2016
Net debt1)	$586.7	$313.3	$437.8
Pension liabilities	250.0	237.5	216.4
Debt per the Policy	$836.7	$550.8	$654.2

Income before income taxes2)	$797.7	$803.8	$807.4
Plus: Interest expense, net2, 3)	56.4	57.9	58.4
Depreciation and amortization of intangibles2, 4)	415.6	383.0	351.4
EBITDA per the Policy	$1,269.7	$1,244.7	$1,217.2

Leverage ratio	0.7	0.4	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q2 Report - 2017

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April - June 2017			Quarter April - June 2016
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$216.4	$(3.5)	$212.9	$212.7	$7.8	$220.5
Operating margin, %	8.5	(0.1)	8.4	8.2	0.4	8.6
Income before taxes	$190.2	$(3.5)	$186.7	$200.4	$7.8	$208.2
Net income	$128.3	$(3.4)	$124.9	$148.4	$6.0	$154.4
Return on capital employed, %	18.3	(0.3)	18.0	19.8	0.6	20.4
Return on total equity, %	12.5	(0.3)	12.2	15.2	0.5	15.7
Earnings per share, diluted2, 3)	$1.47	$(0.03)	$1.44	$1.68	$0.07	$1.75

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	First 6 months 2017			First 6 months 2016
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$434.0	$(0.8)	$433.2	$417.9	$24.7	$442.6
Operating margin, %	8.4	0.0	8.4	8.3	0.5	8.8
Income before taxes	$384.6	$(0.8)	$383.8	$390.7	$24.7	$415.4
Net income	$270.4	$(1.3)	$269.1	$281.9	$19.5	$301.4
Capital employed	$4,699	$(1)	$4,698	$4,390	$20	$4,410
Return on capital employed, %	19.2	(0.1)	19.1	20.4	1.2	21.6
Return on total equity, %	13.4	(0.1)	13.3	15.0	1.0	16.0
Earnings per share, diluted2, 3)	$3.10	$(0.01)	$3.09	$3.19	$0.22	$3.41
Total parent shareholders' equity per share	$44.42	$(0.02)	$44.40	$41.69	$0.22	$41.91

1) Excluding costs for capacity alignments and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q2 Report - 2017

Segment Disclosure

Sales, including Intersegment Sales	Quarter April - June		First 6 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$1,983.4	$1,996.1	$4,023.6	$3,984.8
Electronics	578.9	597.8	1,162.2	1,054.2
Total segment sales	$2,562.3	$2,593.9	$5,185.8	$5,039.0
Corporate and other	0.6	1.6	1.9	1.9
Intersegment sales	(18.0)	(17.0)	(34.7)	(32.4)
Total net sales	$2,544.9	$2,578.5	$5,153.0	$5,008.5

Income before Income Taxes	Quarter April - June		First 6 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$208.1	$206.8	$413.0	$398.4
Electronics	10.9	14.9	24.5	26.7
Segment operating income	$219.0	$221.7	$437.5	$425.1
Corporate and other	(2.6)	(9.0)	(3.5)	(7.2)
Interest and other non-operating expenses, net	(18.6)	(12.4)	(42.3)	(27.9)
Income (expense) from equity method investments	(7.6)	0.1	(7.1)	0.7
Income before income taxes	$190.2	$200.4	$384.6	$390.7

Capital Expenditures	Quarter April - June		First 6 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$117.7	$100.5	$218.8	$173.3
Electronics	22.7	27.7	50.0	43.9
Corporate and other	0.7	3.5	1.8	6.3
Total capital expenditures	$141.1	$131.7	$270.6	$223.5

Depreciation and Amortization	Quarter April - June		First 6 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$74.7	$69.4	$147.8	$137.6
Electronics	22.5	25.1	61.3	39.8
Corporate and other	2.4	2.2	5.3	4.4
Total depreciation and amortization	$99.6	$96.7	$214.4	$181.8

Segment Assets	June 30	March 31	December 31	June 30
(Dollars in millions)	2017	2017	2016	2016
Passive Safety	$5,993.5	$5,923.9	$5,637.0	$5,790.0
Electronics	1,770.4	1,734.5	1,715.5	1,735.0
Segment assets	$7,763.9	$7,658.4	$7,352.5	$7,525.0
Corporate and other1)	679.8	859.1	881.9	719.3
Total assets	$8,443.7	$8,517.5	$8,234.4	$8,244.3
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q2 Report - 2017

Multi-year Summary

(Dollars in millions, except per share data)	20161)	20151)	20141)	20131, 6)	20121)
Sales and Income
Net sales	$10,074	$9,170	$9,240	$8,803	$8,267
Operating income	848	728	723	761	705
Income before income taxes	804	676	667	734	669
Net income attributable to controlling interest	567	457	468	486	483

Financial Position
Current assets excluding cash	2,914	2,705	2,607	2,582	2,312
Property, plant and equipment, net	1,658	1,437	1,390	1,336	1,233
Intangible assets (primarily goodwill)	2,083	1,794	1,661	1,687	1,707
Non-interest bearing liabilities	2,765	2,518	2,400	2,364	2,162
Capital employed	4,240	3,670	3,504	3,489	3,415
Net debt (cash)	313	202	62	(511)	(361)
Total equity	3,926	3,468	3,442	4,000	3,776
Total assets	8,234	7,526	7,443	6,983	6,570
Long-term debt	1,324	1,499	1,521	279	563

Share data
Earnings per share (US$) – basic	6.43	5.18	5.08	5.09	5.17
Earnings per share (US$) – assuming dilution	6.42	5.17	5.06	5.07	5.08
Total parent shareholders’ equity per share (US$)	41.69	39.22	38.64	42.17	39.36
Cash dividends paid per share (US$)	2.30	2.22	2.12	2.00	1.89
Cash dividends declared per share (US$)	2.32	2.24	2.14	2.02	1.94
Share repurchases	-	104	616	148	-
Number of shares outstanding (million)2)	88.2	88.1	88.7	94.4	95.5

Ratios
Gross margin (%)	20.4	20.1	19.5	19.4	19.9
Operating margin (%)	8.4	7.9	7.8	8.6	8.5
Pretax margin (%)	8.0	7.4	7.2	8.3	8.1
Return on capital employed (%)	20	20	21	22	21
Return on total equity (%)	15	14	12	13	14
Total equity ratio (%)	48	46	46	57	57
Net debt to capitalization (%)	7	6	2	n/a	n/a
Days receivables outstanding	74	73	71	70	66
Days inventory outstanding	33	33	32	31	30

Other data
Airbag sales3, 4)	5,256	5,036	5,019	4,822	5,392
Seatbelt sales3, 5)	2,665	2,599	2,800	2,773	2,657
Restraint control and sensing sales3, 7)	1,031	923	932	863	n/a
Active safety sales	739	611	489	345	218
Brake systems sales	383	-	-	-	-
Net cash provided by operating activities	868	751	713	838	689
Capital expenditures, net	499	450	453	379	360
Net cash used in investing activities	(726)	(591)	(453)	(377)	(358)
Net cash provided by (used in) financing activities	(200)	(319)	226	(318)	(91)
Number of employees, December 31	61,500	54,600	50,800	46,900	41,700

1) Costs in 2016, 2015, 2014, 2013 and 2012 for capacity alignments and antitrust matters reduced operating income by (millions) $37, $166, $120, $47 and $98 and net income by (millions) $29, $131, $80, $33 and $71, respectively. This corresponds to 0.4%, 1.8%, 1.3%, 0.6% and 1.2% on operating margins and 0.3%, 1.4%, 0.9%, 0.4% and 0.9% on net margins, respectively. The impact on EPS was $0.33, $1.48, $0.87, $0.34 and $0.74 while return on total equity was reduced by 0.7%, 1.7%, 1.9%, 0.8% and 1.8%, respectively for the same five year period. 2) At year end, excluding dilution and net of treasury shares. 3) Including Corporate and other sales. 4) Including restraint control and sensing (2012), steering wheels, inflators and initiators. 5) Including seat components until the divestiture in June 2012. 6) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 7) In 2012, sales for restraint control and sensing were in airbag sales.